October 13, 1999




Microvision, Inc.
19910 North Creek Parkway
Bothell, WA 98011-0066


Ladies and Gentlemen:

     We have acted as counsel for Microvision, Inc. (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 covering 637,500 shares of Common Stock, no par value, of the Company (the "Shares"). We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records, and other instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that the Shares are duly authorized, and when issued and sold, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ STOEL RIVES LLP

                                       STOEL RIVES LLP